Exhibit 10(f)

HARRIS CORPORATION

2015 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

(AS OF OCTOBER 23, 2015)

1. Stock Option – Terms and Conditions. Under and subject to the provisions of the Harris Corporation 2015 Equity Incentive Plan (as may be amended from time to time, the “Plan”) and upon the terms and conditions set forth herein (these “Terms and Conditions”), Harris Corporation (the “Corporation”) has granted to the employee receiving these Terms and Conditions (the “Employee”) a Non-Qualified Stock Option (the “Option”) to purchase such number of shares of common stock, $1.00 par value per share (the “Common Stock”), of the Corporation at such designated exercise price per share as set forth in the Award Notice (as defined below) from the Corporation to the Employee. Such grant is subject to the following Terms and Conditions (these Terms and Conditions, together with the Corporation’s letter or notice to the Employee specifying the grant date, the number of shares issuable upon exercise of the Option, the exercise price and certain other terms (the “Award Notice”), are referred to as the “Agreement”).

(a) Except as set forth in Section 1(e), the Option shall not be exercisable to any extent unless the Employee shall have remained continuously in the employ of the Corporation for a minimum of one year from the grant date (the “Minimum Vesting Period”) and if the Minimum Vesting Period is not satisfied, the Option shall terminate immediately upon the Employee’s termination of employment with the Corporation. Following the Minimum Vesting Period, except as set forth in Sections 1(e), 2(b), 2(c) and 2(d), the Option shall not be exercisable to any extent unless the Employee shall have remained continuously in the employ of the Corporation until the Option shall become exercisable.

(b) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and, except as otherwise set forth in Section 2, only while the Employee continues as an Employee of the Corporation.

(c) Notwithstanding any other provision of these Terms and Conditions and the Agreement, the Option shall expire no later than ten years from the grant date (the “Expiration Date”), and shall not be exercisable thereafter.

(d) Except as otherwise provided in the Award Notice, the Option shall vest and become exercisable as to the following shares issuable upon exercise of the Option:

(i) After the end of one year from the grant date and prior to the end of two years from the grant date, not more than one-third of the aggregate shares issuable upon exercise of the Option;

(ii) After the end of two years from the grant date and prior to the end of three years from the grant date, not more than two-thirds of the aggregate shares issuable upon exercise of the Option; and

(iii) After the end of three years from the grant date, all shares issuable upon exercise of the Option.

(e) Upon a Change in Control of the Corporation as defined in Section 11.1 of the Plan, the Option shall immediately become fully vested and exercisable.

2. Termination of Employment.

(a) Termination of Employment. In the event of termination of the Employee’s employment with the Corporation other than as a result of circumstances described in Sections 2(b), 2(c), 2(d), and 2(e) below, the Option, whether exercisable or not, shall terminate immediately upon such termination of employment.

(b) Death. Notwithstanding Section 1(d) but subject to satisfaction of the Minimum Vesting Period, in the event of the death of the Employee (x) while employed by the Corporation, (y) following the Employee’s cessation of employment with the Corporation due to permanent disability of the Employee (as determined by the Corporation) while employed by the Corporation, or (z) following the retirement of the Employee if the retirement occurred after the Employee reached age 62 and had ten or more years of full-time service with the Corporation, the Option shall immediately become fully vested and exercisable, and may be exercised by the Employee’s Beneficiary (as defined in Section 4) but only until the earlier of (i) the date that is twelve (12) months following the date of death of the Employee or (ii) the Expiration Date. In the event of the death of the Employee following termination of or cessation of employment with the Corporation, unless the first sentence of this Section 2(b) is applicable, the Option may be exercised by the Employee’s Beneficiary but only until the earlier of (i) the date that is twelve (12) months following the date of death of the Employee or (ii) the Expiration Date, and only to the extent that the Option was vested and exercisable on the day immediately prior to the date of the Employee’s death.

(c) Disability. In the event of cessation of employment with the Corporation due to permanent disability of the Employee (as determined by the Corporation) while employed by the Corporation, notwithstanding Section 1(d) but subject to satisfaction of the Minimum Vesting Period, the Option shall immediately become fully vested and exercisable and unless the first sentence of Section 2(b) becomes applicable, may be exercised by the Employee until the Expiration Date.

(d) Retirement. In the event of retirement of the Employee, the Option may, if the retirement occurs after the Employee has reached age 55 and has ten or more years of full-time service with the Corporation, be exercised by the Employee until the Expiration Date, but only to the extent that the Option was vested and exercisable at the date of such retirement. In the event of retirement of the Employee, the Option may, if the retirement occurs (x) after satisfaction of the Minimum Vesting Period and (y) after the Employee has reached age 62 and has ten or more years of full-time service with the Corporation, unless the first sentence of Section 2(b) becomes applicable, be exercised by the Employee until the Expiration Date and shall continue to vest and become exercisable after such retirement according to the schedule set forth in Section 1(d).

(e) Involuntary or Voluntary Termination. In the event of termination of employment of the Employee by the Corporation other than for Misconduct, the Option may be exercised by the Employee but only until the earlier of (i) the date that is ninety (90) days following such termination of employment or (ii) the Expiration Date, and only to the extent that the Option was vested and exercisable at the date of such termination of employment. In the event of termination of employment of the Employee by the Corporation for Misconduct, the Option shall immediately terminate upon such termination of employment and shall not be exercisable. “Misconduct” shall mean deliberate, willful or gross misconduct, as determined by the Corporation. In the event of termination of employment of the Employee by the Employee other than as a result of death, permanent disability (as determined by the Corporation) or retirement (in a circumstance in which Section 2(d) applies), the Option may be exercised by the Employee but only until the earlier of (i) the date that is thirty (30) days following such termination of employment or (ii) the Expiration Date, and only to the extent that the Option was vested and exercisable at the date of such termination of employment.

3. Exercise of Option. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (a) a written notice, signed by the person entitled to exercise the Option, stating the designated number of shares such person then elects to purchase; provided, however, that in the discretion of the Corporation, notice sent through an approved electronic means may be substituted for a signed, written notice, (b) payment in an amount equal to the full exercise price for the shares to be purchased, and (c) in the event the Option is exercised by any person other than the Employee, such as the Employee’s Beneficiary, evidence satisfactory to the Corporation that such person has the right to exercise the Option. Payment of the exercise price shall be made (i) in cash, (ii) in previously acquired shares of Common Stock of the Corporation, or (iii) in any combination of cash and such shares. Shares tendered in payment of the exercise price which have been acquired through an exercise of a stock option must have been held at least six months prior to exercise of the Option and shall be valued at the Fair Market Value. Upon the exercise of the Option, the Corporation shall cause the shares in respect of which the Option shall have been so exercised to be issued and delivered by crediting such shares to a book-entry account for the benefit of the Employee or the Employee’s Beneficiary maintained by the Corporation’s stock transfer agent or its designee. The Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and no rights as a shareholder shall exist prior to the proper exercise of such Option.

4. Prohibition Against Transfer; Designation of Beneficiary. The Option and rights granted by the Corporation under these Terms and Conditions and the Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Employee’s death. The Employee may designate a beneficiary or beneficiaries (the “Employee’s Beneficiary”) to exercise any rights or receive any benefits under Section 2(b) following the Employee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Corporation for such purpose, which completed form must be received by the office of the Corporate Secretary prior to the Employee’s death. If the Employee fails to designate a beneficiary, or if no designated beneficiary survives the Employee’s death, the Employee’s estate shall be deemed the Employee’s Beneficiary. Without limiting the generality of the foregoing, except as aforesaid, the Option may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

5. Employment by Corporation, Subsidiary or Successor; Termination or Cessation of Employment. For the purpose of these Terms and Conditions and the Agreement, (a) employment by the Corporation or any Subsidiary of or a successor to the Corporation shall be considered employment by the Corporation, and (b) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an Employee” or similar phrases shall mean the last day actually worked (as determined by the Corporation), and shall not include any notice period, or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked.

6. Protective Covenants. In consideration of, among other things, the grant of the Option to the Employee, the Employee acknowledges and agrees, by acceptance of the Option, to the following provisions:

(a) Non-Solicitation. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Corporation to terminate, abandon or otherwise leave or discontinue employment with the Corporation; or (ii) hire or cause or assist any Individual Employed by the Corporation to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.

(b) Customer and Potential Customer Non-Interference. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Corporation to cease or reduce or refrain from doing business with the Corporation; or (ii) on behalf of any Competitive Business, entice, induce, Solicit, or attempt or participate in enticing, inducing or Soliciting or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).

(c) Non-Competition. During the Protective Covenant Period, the Employee shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Senior Vice President, Human Resources or other designated executive officer of the Corporation (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 6(c) shall preclude the Employee from owning up to 1% of the equity in any publicly traded company.

(d) No Disparagement or Detrimental Comments. During the Employee’s employment with the Corporation and thereafter, the Employee shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Corporation or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 6(d) is intended or should be construed to prevent the Employee from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Employee’s duties in connection with the Employee’s employment with the Corporation.

(e) Confidentiality. During the Employee’s employment with the Corporation and thereafter, the Employee shall not use or disclose, except on behalf of the Corporation and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Corporation or (ii) any third party received by the Corporation which the Corporation is obligated to keep confidential. This Section 6(e) will apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist, now or in the future, between the Employee and the Corporation.

(f) Consideration and Acknowledgment. The Employee acknowledges and agrees to each of the following: (i) the Employee’s acceptance of the Option and participation in the Plan is voluntary; (ii) the benefits and rights provided by the Agreement and Plan are wholly discretionary and, although provided by the Corporation, do not constitute regular or periodic payments; (iii) the benefits and compensation provided under the Agreement are in addition to the benefits and compensation that otherwise are or would be available to the Employee in connection with Employee’s employment with the Corporation and the grant of the Option is expressly contingent upon the Employee’s agreement with the Corporation contained in Sections 6 and 7; (iv) the scope and duration of the restrictions in Section 6 are fair and reasonable; (v) if any provisions of Sections 6(a), (b), (c), (d) or (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from these Terms and Conditions without affecting the enforceability of the remaining provisions; and (vi) the time period of the Employee’s obligations under Sections 6(a), (b) and (c) shall be extended by a period equal to the length of any breach of those obligations by the Employee, in addition to any and all other remedies provided by these Terms and Conditions or otherwise available to the Corporation at law or in equity.

(g) Definitions. For purposes of Section 6 of these Terms and Conditions, the following definitions shall apply:

(1) “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).

(2) “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.

(3) “Corporation” means, and shall be deemed to include, the Corporation and any Subsidiary.

(4) “Covered Unit(s)” means: (i) during the period of the Employee’s employment with the Corporation, each business unit of the Corporation; and (ii) following the

Employment Termination Date, each business unit of the Corporation in or for which the Employee was employed or to which the Employee provided services or about which the Employee obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Employment Termination Date. The Employee acknowledges and agrees that if the Employee is or was employed at a segment level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if the Employee is or was employed at the corporate/headquarters level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Corporation.

(5) “Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Corporation or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Employment Termination Date, the last twenty-four (24) months of the Employee’s employment with the Corporation) and either with whom the Employee dealt in the course of performing the Employee’s job duties for the Corporation or about whom the Employee has or had Confidential Information.

(6) “Employment Termination Date” means the date of termination of the Employee’s employment with the Corporation, voluntarily or involuntarily, for any reason, with or without cause.

(7) “Individual Employed by the Corporation” means any employee of the Corporation with whom the Employee dealt in the course of performing the Employee’s job duties at any time during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation).

(8) “Potential Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation) as a customer to purchase any products, goods, systems or services from the Corporation or such Covered Unit(s) and (i) with whom the Employee had direct or indirect contact, (ii) for whom the Employee participated in the development or execution of the plan to sell products, goods, systems or services of the Corporation or such Covered Unit(s), or (iii) about whom the Employee otherwise has or had Confidential Information.

(9) “Protective Covenant Period” means the period of the Employee’s employment with the Corporation and the twelve (12) month period following the Employment Termination Date.

(10) “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 6(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Corporation generally or any specific employees of the Corporation.

7. Remedies for Breach of Section 6.

(a) Forfeiture and Clawback. The Employee agrees, by acceptance of the Option, that if the Employee breaches any provision of Sections 6(a), (b), (c), (d) or (e), in addition to any and all other remedies available to the Corporation, (i) the Option, whether vested or unvested, shall upon written notice (which may be in electronic form) immediately terminate and lapse and shall no longer be exercisable as to any shares of Common Stock; and (ii) the Employee shall within five (5) business days following receipt of written demand therefore pay to the Corporation in cash, the amount of the excess of the Fair Market Value on the exercise date of any shares of Common Stock the Employee acquired upon exercise of the Option (other than any shares acquired upon exercise of the Option more than twelve (12) months before (x) the Employment Termination Date in the situation where the Employee is no longer employed by the Corporation, or (y) the date of such breach in the situation where the Employee is employed by the Corporation), over the exercise price for such shares of Common Stock.

(b) Additional Relief. The Employee agrees, by acceptance of the Option, that: (i) the remedy provided for in Section 7(a) shall not be the exclusive remedy available to the Corporation for a breach of the provisions of Sections 6(a), (b), (c), (d) or (e) and shall not limit the Corporation from seeking damages or injunctive relief; and (ii) the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Sections 6(a), (b), (c), (d) or (e), and therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including, but not limited to, the rights under Section 7(a)), in addition to and cumulative with such rights, the Corporation shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of posting of any bond or similar security.

(c) Forum. The Employee agrees, by acceptance of the Option, that any judicial action brought with respect to the provisions of Sections 6 or 7 of these Terms and Conditions may be filed in the United States District Court for the Middle District of Florida or in the Circuit Court of Brevard County, Florida and hereby consents to the jurisdiction of such courts and waives any objection he/she may now or hereafter have to such venue.

(d) Change in Control. If a Change in Control shall occur, the provisions of Sections 6 and 7 shall immediately terminate and be of no further force and effect.

8. Securities Law Requirement. The Corporation shall not be required to issue shares upon exercise of the Option unless and until: (a) such shares have been duly listed upon each stock exchange on which the Corporation’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

9. Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these

Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

10. Incorporation of Plan Provisions. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.

11. Data Privacy; Electronic Delivery. By acceptance of the Option, the Employee acknowledges and agrees that: (a) data, including the Employee’s personal data, necessary to administer the Agreement may be exchanged among the Corporation and its Subsidiaries and affiliates as necessary, and with any vendor engaged by the Corporation to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Employee, information and materials in connection with this Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).

12. Miscellaneous. These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor to the Corporation; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan, may not be amended without the written consent of both the Corporation and the Employee. The Agreement shall not in any way interfere with or limit the right of the Corporation or any Subsidiary to terminate the Employee’s employment or service with the Corporation or any Subsidiary at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part.